AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 5th day of May, 2020 to the Custody Agreement, dated as of April 6, 2011, as amended (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update the fee schedule and the funds list in Exhibit F of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Effective July 1, 2020, Amended Exhibit F of the Agreement is hereby superseded and replaced with Amended Exhibit F attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES        U.S. BANK, N.A.

By: /s/ Brian R. Wiedmeyer        By: /s/ Anita Zagrodnik

Name: Brian R. Wiedmeyer        Name: Anita Zagrodnik

Title: President                    Title: Senior Vice President

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Amended Exhibit F to the
Managed Portfolio Series Custody Agreement

Name of Series
Tortoise MLP & Pipeline Fund
Tortoise Energy Evolution Fund
Tortoise MLP & Energy Infrastructure Fund
Tortoise MLP & Energy Income Fund
Ecofin Global Renewables Infrastructure Fund

Multiple Series Trust DOMESTIC CUSTODY SERVICES FEE SCHEDULE at July 2020

Annual Fee Based Upon Market Value Per Fund
Domestic: [...] basis points on average daily market value
Canadian: [...] basis points on average daily market value
Minimum annual fee per fund - $[...]
Plus portfolio transaction fees
Portfolio Transaction Fees
$[...] /book entry DTC transaction
$[...] per transaction through Federal Reserve
$[...] per transaction for GIC contracts/Physical Securities
$[...] per option contract
$[...] per paydown on mortgage backed securities
$[...] per Fed wire charge on Repurchase Agreement collateral in/out
$[...] per incoming wire transfers
$[...] per outgoing wire transfers
$[...] per dividend reinvestment
$[...] per futures contracts
$[...] per Canadian Trade

▪    A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪    No charge for the initial conversion free receipt.
▪    Overdrafts – charged to the account at prime interest rate plus 2.
Chief Compliance Officer Support Fee
▪    $[...] /year (Waived)

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Fees are billed monthly

Tortoise 2019

Amended Exhibit F (continued) to the Managed Portfolio Series Custody Agreement

Annual Base Fee:

$[...] Annual Base Fee 1. 0-9 Global Holdings 2. Canadian Transaction Fee $[...] 3. Canadian Market Value Charge [...] bps Any other countries are TBD.	$[...] Annual Base Fee 1. 10 or more Global Holdings 2. Standard Global Custody Fee Schedule Applies

▪
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Cash Transactions:

▪	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $[...].

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Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[...] per claim.

Miscellaneous Expenses

▪	Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[...] per claim.

▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

Advisor’s Signature below acknowledges approval of the fee schedules on this Amended Exhibit F.

Tortoise Capital Advisors, L.L.C.

By: /s/ P. Bradley Adams
Printed Name: Brad Adams

Title: Managing Director    Date: May 27, 2020

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